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                                                                 Exhibit 10.12


                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of December 20, 1999, is between PAPEREXCHANGE.COM, LLC, a Delaware limited liability company (the "Employer"), and KENT A. DOLBY (the "Employee").

      WHEREAS, the Employer wishes to enter into this Agreement with the Employee, and the Employee wishes to enter into this Agreement with the Employer, on the terms set forth below.

      NOW, THEREFORE, it is hereby agreed as follows:

      ss.1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

      ss.2. DUTIES. The Employee shall be employed by the Employer as President and Chief Executive Officer and shall be appointed a member of the management board of the Employer (or, in the case of a corporate successor or formation of a parent corporation, the board of directors of such successor or parent corporation) (the "Management Board"). In such capacities, the Employee shall have both the general and specific responsibilities and duties assigned by the Management Board, which shall be those as are customarily rendered by the president and chief executive officer of a company comparable to the Employer. The Employee shall report directly to the Management Board and shall not be required to locate outside the greater Boston area. The Employee agrees to devote his full professional time and best efforts to the performance of his duties to the Employer. Nothing in this Agreement, however, shall prohibit the Employee from making passive investments (other than investments prohibited by Section 9 hereof) or participating in charitable, educational or professional organizations and activities.

      ss.3. TERM.

      (a) Initial Term. The initial term of employment of the Employee hereunder shall commence on the date that the Employee commences full-time employment with the Employer (such date to occur not later than December 24, 1999) (the "Effective Date"), and continue until the fourth anniversary of the Effective Date (the "Initial Expiration Date"), unless terminated earlier pursuant to
Section 6 hereof.

      (b) Renewal Term(s). The term of the Employee's employment hereunder shall be extended automatically for additional periods of one (1) year each (the "Renewal Term(s)") commencing on the day after the Initial Expiration Date or the expiration date of the then current Renewal Term, as the case may be (each an "Expiration Date"), unless either party notifies the other to the contrary in writing at least ninety (90) days before any Expiration Date. If this Agreement is not renewed after the Initial Expiration Date or the Expiration Date of the then current Renewal Term in accordance with the terms hereof, the Employee shall thereupon become an employee-at-will (unless 90 days' prior notice has been given to the Employee as to termination hereunder) and shall only be subject to

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termination upon 90 days' prior written notice from the Employer. The term of the Employee's employment hereunder, including the initial term of employment under Section 3(a) hereof and any Renewal Term, is referred to as the "Term".

      ss.4. COMPENSATION AND BENEFITS. During the Term, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

      (a) Salary. The Employer shall pay the Employee, in accordance with the Employer's then current payroll practices, a salary of $300,000 per annum. The Employee shall be eligible for annual pay increases as determined by the Management Board in its sole discretion.

      (b) Performance Bonus. The Employer and the Employee will discuss possible bonus arrangements with respect to the period commencing on the date of this Agreement and ending at the end of the fiscal year of the Employer ending on December 31, 2000 (the "Initial Bonus"). The Initial Bonus shall be greater than or equal to $200,000 and shall be paid on or before February 15, 2001. With respect to subsequent fiscal years of the Employer, the Employee shall be entitled to receive from the Employer, within forty-five (45) days after the end of such fiscal year, an annual performance bonus to be determined at the sole discretion of the Management Board, based on a target bonus of at least $200,000. The Employee shall also be eligible to participate in any stock option plans, stock purchase plans, deferred compensation plans and any other similar arrangements established by the Employer from time to time for the benefit of the Employer's employees or executives; provided that any grants to the Employee under any of such plans or arrangements shall be at the sole discretion of the Management Board.

      (c) Equity. The Employee shall be entitled to the right to purchase Interests (as used herein, the term "Interests" shall have the meaning ascribed to it in the Purchase Agreement) in the Employer by entering into an Interest Purchase Agreement with the Employer dated as of the Effective Date (the "Purchase Agreement") substantially in the form of Exhibit A attached hereto.

      (d) Options. The Employee shall be granted options to purchase an interest in the Employer pursuant to the Equity Option Agreement, by and between the Employer and the Employee, dated as of the Effective Date (the "Option Agreement") substantially in the form of Exhibit B attached hereto.

      (e) Vacation. The Employee shall be entitled to vacation consistent with the Employer's policies but not in any event less than four (4) weeks during each full calendar year of the Term. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Treatment of any accrued vacation not taken in any calendar year is subject to the practices and policies of the Employer.

      (f) Insurance; Other Benefits. Accident, disability and medical insurance for the Employee shall be provided by the Employer under group accident, disability and medical insurance plans maintained by the Employer for its other employees at the management level. The Employer shall provide the Employee with life insurance at a level of four (4) times the Employee's annual salary (the "Base Coverage"). The Base Coverage shall be provided under the group life insurance plan maintained by the Employer and/or

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through reimbursement by the Employer of premiums paid by the Employee to obtain
(under the Employer's group life insurance plan or under a separate or supplemental life insurance policy obtained by the Employee) that portion of the Base Coverage not already paid for by the Employer under the Employer's group life insurance plan; provided that the life insurance coverage under any such separate or supplemental policy not provided under the Employer's group life insurance plan is available to the Employee on customary terms and at reasonable rates. The Employee shall participate in all retirement and other benefit plans of the Employer available from time to time to employees and/or senior executives of the Employer in accordance with their respective terms. The employment benefits described in this clause (f) may be modified from time to time by the Employer for all such employees and/or senior executives (as the case may be) generally, including the Employee.

      ss.5. EXPENSES. The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and in accordance with its policies incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time. In addition, the Employer shall pay or reimburse the Employee for up to $100,000 of expenses related to the Employee's (and his family's) relocation to Boston, Massachusetts, or the surrounding area.

      ss.6. TERMINATION. The Employee's employment hereunder shall commence on the Effective Date and continue until the Initial Expiration Date or any Expiration Date hereunder, as the case may be, except that the employment of the Employee hereunder shall earlier terminate:

      (a) Death or Disability. Upon the death of the Employee during the term of his employment hereunder or in the event of the Employee's Disability (as defined below) upon thirty (30) days' prior written notice from the Employer. The Employee shall be deemed Disabled if an independent medical doctor (selected by the Employer's health or disability insurer) certifies that the Employee has for 150 consecutive or nonconsecutive days in any twelve (12) month period been disabled in a manner which renders him materially unable to perform his duties under this Agreement. Any refusal by the Employee to submit to a medical examination requested by the Employer, for the purpose of certifying Disability under this Section 6(a), shall be deemed to constitute conclusive evidence of the Employee's Disability.

      (b) For Cause. For "Cause," immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

            (i) the Employee shall have committed an act of fraud, embezzlement, or misappropriation against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer's business; or

            (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony (other than a traffic-related felony which does not involve the death of a human) or any crime involving moral turpitude that the Management Board of the Employer reasonably

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                                       4


      determines would have a material adverse effect on the operations or reputation of the Employer; or

            (iii) the Employee shall have been chronically absent from work (excluding vacations, illnesses, Disability, or leaves of absence approved by the Employer), and shall not have corrected such problem within 10 days following written notice from the Employer; or

            (iv) the Employee shall have intentionally committed a breach of any of the covenants, terms or provisions of Sections 7, 8 or 9 hereof; or

            (v) the Employee shall have breached any one or more of the provisions (including, without limitation, the Employee's agreement to perform the responsibilities and duties described in Section 2 hereof) of this Agreement (excluding Sections 7, 8 or 9 hereof), and, in any such case, such breach shall have continued for a period of thirty (30) days after written notice to the Employee specifying such breach in reasonable detail; or

            (vi) the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer's premises.

      (c) Without Cause. Immediately, upon written notice by the Employer to the Employee.

      (d) Good Reason. In the event of written notice by the Employee that he is terminating his employment for "Good Reason" on account of any of the following:

            (i) The Employer materially changes or diminishes the Employee's titles, duties or responsibilities as set forth in Section 2 above without his consent, (ii) the Employer removes the Employee as a member of the Employer's Management Board (other than in connection with a termination of the Employee), or (iii) the Employee is not elected to serve as a member of the Employer's Management Board (other than due to the Employee's voluntary written decision not to seek such election or in connection with the termination of the Employee); or

            (ii) The Employer requires the Employee to relocate outside of the Greater Boston, Massachusetts metropolitan area; or

            (iii) The Employer imposes requirements on the Employee, or gives instructions or direction to the Employee, which are (i) contrary to or in violation of any law, rule, ordinance or regulation and (ii) not withdrawn by the Employer after written request by the Employee; or

            (iv) There occurs an intentional breach (including, but not limited to, a failure to make any payment or provide any benefit referred to in this Agreement) by the Employer of any of its obligations under this Agreement, the Purchase Agreement, or the Option Agreement, which breach has not been cured in all material respects within thirty (30) days.

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      Any termination pursuant to clauses (d)(i) through (d)(iv) of this Section
6 is subject to the following: The Employee shall provide the Employer with 30-day advance written notice of a termination for Good Reason setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination. Such notice may only be given within sixty (60) days following the Employee's receipt of notice of (or the Employee's discovery of) the occurrence of the event that provides the basis for the termination and any failure to give notice on the basis of an event shall bar the Employee from terminating on account of Good Reason on the basis of that event, but shall not waive the Employee's rights as to any other or any future Good Reason events. If within the thirty (30) day period, the Employer takes actions reasonably satisfactory to the Employee to remedy the basis for the Good Reason termination, such notice of termination shall be considered null and void.

      (e) Resignation. Upon sixty (60) days' written notice by the Employee to the Employer for any reason whatsoever.

      (f) Rights and Remedies on Termination. Except as set forth in Section 6(g) hereof, the Employee shall not be entitled to any severance or other compensation after termination under this Section 6 other than payment of any portion of his salary earned prior to termination, and any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination. No bonus shall be payable for the fiscal year (or portion thereof) in which the termination occurs, no compensation or benefits shall accrue or be owing in respect of any period after the effective date of termination, and no liability of any kind shall accrue on account of such termination.

      (g) Severance. Notwithstanding anything contained in Section 6(f) hereof, and subject to the Employee complying with the provisions of Sections 7, 8 and 9 hereof, in the event that (i) the Employee is terminated pursuant to Section 6(c) hereof or (ii) the Employee is terminated pursuant to Section 6(a) hereof in the event of a Disability, or (iii) the Employee terminates this Agreement pursuant to Section 6(d) hereof, the Employee shall be entitled to receive (in installments consistent with the Employer's payroll practices), following the Employee's execution of a release in a form reasonably satisfactory to the Employer and the Employee (which such release shall not include a release of the Employee's vested rights and claims with respect to any equity interests, options or other benefits acquired or held by the Employee or any COBRA or other statutory post-termination benefit rights), severance compensation as set forth in the following table:

Date of Termination                       Severance Compensation
-------------------                       ----------------------

Within Year 1                                   $500,000

Within Year 2                                   $150,000

"Year 1" shall mean the period commencing on the Effective Date and ending one day prior to the first anniversary thereof; and "Year 2" shall mean the period commencing on the first anniversary of the Effective Date and ending one day prior to the second anniversary of the Effective Date.

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If termination occurs pursuant to Sections 6(a), 6(c) or 6(d) hereof after Year
2, the Management Board, in its sole discretion, shall determine the Employee's severance, if any. The Employee's rights to severance under this Section 6(g) shall be without regard to any employment or compensation obtained by the Employee after termination of the Employee's employment under this Agreement.

      ss.7.  CONFIDENTIALITY.

      (a) Definition. The term "Confidential Information" includes all information which is acquired by the Employee from the Employer, its other employees, its suppliers or customers, its agents or consultants, or others, during the Employee's employment by the Employer, and which relates to the present or potential businesses, products or services of the Employer, as well as any other information as may be designated by the Employer as confidential. The term Confidential Information may relate, for example, to Inventions (as defined below), trade secrets, computer software, research, developments, designs, engineering, manufacturing, purchasing, supplier lists, customer lists, price lists, accounting, profit margins, marketing or sales volume information or business or strategic plans; may include information contained, for example, in drawings, models, data, specifications, reports, compilations or computer programs; and may be in the nature of unwritten knowledge or technical or manufacturing know-how.

      (b) Acknowledgment. The Employee recognizes and acknowledges that:

            (i) the Employer's Confidential Information is a valuable, special and unique asset of the Employer's business;

            (ii) access to and knowledge of the Confidential Information by the Employee may be required so that the Employee can perform his/her duties as an employee of the Employer;

            (iii) it is vital to the Employer's legitimate business interests that (A) the confidentiality of the Confidential Information be preserved and (B) the Confidential Information only be used for the benefit of the Employer;

            (iv) disclosure of the Confidential Information to any other person or entity outside the Employer or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Employer;

            (v) disclosure or use beyond the permitted scope of Confidential Information entrusted to the Employer by its customers and contractors could expose the Employer to substantial damages;

            (vi) the Confidential Information is and shall remain the exclusive property of the Employer; and

            (vii) nothing in this Agreement shall be construed as a grant to the Employee of any rights, title or interest in, to or under the Confidential Information.

      (c) Restrictions. The Employee shall not, during or after the term of the Employee's employment by the Employer, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor

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shall the Employee make use of any such Confidential Information for the
Employee's own purposes or for the benefit of any person, firm, corporation or other entity under any circumstances during or after the term of the Employee's employment, provided that if applicable law restricts the duration of the confidentiality and nonuse obligations set forth in this clause (c) (the "Confidentiality and Non-Use Obligations") for Confidential Information that is not also a trade secret under applicable law ("Other Confidential Information"), the Confidentiality and Non-Use Obligations as to Other Confidential Information shall remain in effect during the term of the Employee's employment and for a period of five (5) years thereafter, but shall be perpetual as to trade secrets.

      (d) Exclusions. The Confidentiality and Non-use Obligations shall not apply to such Confidential Information which the Employee can establish:

            (i) was known by the Employee prior to disclosure hereunder; or

            (ii) was lawfully in the public domain prior to its disclosure hereunder, or becomes publicly available other than through a breach of this Agreement; or

            (iii) was disclosed to the Employee by a third party who was not, at the time of the disclosure, directly or indirectly bound by any confidentiality obligation to the Employer with respect thereto;

provided that only the specific information that meets the exclusion shall be excluded and not any other information that happens to appear in proximity to such excluded portion (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

      (e) Required Disclosures. The Employee agrees to notify the Employer promptly upon receiving notice about any court order or other legal requirement that seeks to compel disclosure of any Confidential Information and reasonably to cooperate with the Employer in the exercise of the Employer's right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency. Disclosure of Confidential Information pursuant to a court order or other legal requirement that purports to compel disclosure of any Confidential Information shall not alter the character of that information as Confidential Information hereunder. So long as the Employee is otherwise in compliance with each of the immediately preceding sentences in this paragraph
(e), disclosure by the Employee that is compelled or required by legal process or proceedings or by any governmental or quasi-governmental authority shall in no event be deemed a breach or violation by the Employee of this Agreement.

      (f) Return of Confidential Information. All originals, copies, digests and summaries of all written or otherwise recorded documents, writings, materials, software or other media, or items or information of any kind, concerning Confidential Information or any Inventions (as hereinafter defined), are and shall continue to be the exclusive property of the Employer. Immediately upon any termination of the Employee's employment or at any time upon the request of the Employer, the Employee shall deliver to the Employer, or its designee, all of such documents, writings, materials, software and other media, other items and information then in the Employee's actual or potential constructive possession or control. If the material is such that it cannot reasonably be delivered, the Employee shall, upon the request of the Employer, provide reasonable evidence that such materials have been destroyed, including but not limited to, the

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purging and/or erasing of any and all computer records and/or data files.
Subject to Section 7(c) hereof, the provisions of this Section 7 shall survive the termination of this Agreement for a period of five (5) years thereafter.

      ss.8.  INTELLECTUAL PROPERTY AND INVENTIONS.

      (a) Assignment. The Employee hereby sells, transfers and assigns to (and the following shall be the exclusive property of) the Employer, or to its designee, the entire right, title and interest of the Employee in and to all inventions (including without limitation discoveries of new technology and improvements to existing technology), ideas, discoveries, improvements, Confidential Information, know-how, innovations, writings, works and other developments or improvements, whether or not patented or patentable, copyrightable, or reduced to practice or writing, made, discovered, invented, authored, created, developed, originated or conceived by the Employee, solely or jointly, during the term of the Employee's employment by the Employer, which arise out of research or any other activities conducted by, for or under the direction of the Employer, whether or not conducted at the Employer's facilities, during working hours or using the Employer assets, or which relate directly or indirectly to methods, programs, computer software, apparatus, designs, plans, models, specifications, formulations, techniques, products, processes or devices, sold, leased, used or under consideration or development by the Employer (hereinafter collectively "Inventions"). The Employee acknowledges that all copyrightable materials developed or produced by the Employee within the scope of the Employee's employment by the Employer constitute works made for hire.

      (b) Disclosure & Cooperation. The Employee shall use his best efforts to communicate promptly and disclose to the Employer, in such form as the Employer may reasonably request, all information, details and data pertaining to any such Inventions, and the Employee shall execute and deliver to the Employer or its designee such formal transfers and assignments and such other papers and documents and shall give such testimony as may reasonably be deemed necessary or required of the Employee by the Employer or its designee to develop, preserve or extend the Employer's rights relating to any Inventions and to permit the Employer or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyrights thereof.

      ss.9.  NON-COMPETITION AND NON-INTERFERENCE.

      (a) During the Term of Employment. During the Employee's employment by the Employer, the Employee will comply with all lawful policies and rules that may from time to time be established by the Employer, and will not engage directly or indirectly (except as expressly permitted under this Agreement) in any business or enterprise which in any way is competitive or conflicting with the interests or business of the Employer. In addition, in consideration of the Employee's employment by the Employer, the Employee recognizes that the Employee owes a duty of loyalty to the Employer and agrees that the Employee will not (except as expressly permitted under this Agreement) during the Employee's employment with the Employer take personal advantage (whether directly or indirectly through the Employee's family members or affiliates) of any business opportunity which is in the same or a closely-related line of business as that engaged in by the Employer during the term of this Agreement. The Employee understands and agrees that he/she is required to devote his/her full professional time and use his/her best efforts in the course of the Employee's employment with the Employer and to act at all times in the best interests of the Employer.

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                                       9


      (b) Acknowledgment. The Employee understands and recognizes that (i) his working for a competitor of the Employer would lead to the inevitable disclosure of the Employer's Confidential Information; (ii) in the course of the Employee's employment with the Employer, customers and others may come to recognize and associate the Employee with the Employer, its products and services, and that the Employee will thereby benefit from the Employer's goodwill; and (iii) if the Employee were to engage in competition with the Employer, directly or indirectly, the Employee would thereby usurp the Employer's goodwill.

      (c) Competition Generally.

            (i) In consideration for the Employer's agreement set forth in
      Section 6(g) above and subject to clause (c)(ii) below, the Employee agrees that, during the two-year period commencing upon the date of the Employee's termination of employment and continuing for the next two (2) years (the "Non-competition Period"), the Employee shall not, directly or indirectly:

                  (1) solicit, service, accept orders from, or otherwise have business contact with any person or entity who has, within the one-year period immediately prior to such termination of the Employee's employment, been a customer (including, without limitation, a reseller and/or end user of products) of the Employer, if such contact could reasonably be expected to directly or indirectly divert business from or adversely affect the business of the Employer;

                  (2) interfere with the contractual relations between the
            Employer and any of its employees;

                  (3) work for, invest in or have an interest in any person or entity engaged (all or partially) in the business of providing an electronic internet-based forum for the buying, selling or trading of products which are products for which the Employer provides an electronic internet-based forum for buying, selling or trading (or for which the Employer has, pursuant to the direction of the Management Board, developed a business plan to provide an electronic internet-based forum for the buying, selling or trading) prior to the termination of the Employee's employment with the Employer, anywhere in the Territory (as hereinafter defined); or

                  (4) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Employer at any time during the six (6) month period ended on the date of termination of the Employee's employment.

            The Employee agrees to inform the Employer of the name and address of any employer(s) the Employee may have or any business with which the Employee may be involved, directly or indirectly, within the Non-competition Period. The Non-competition Period shall be extended for so long as the Employee violates the non-competition obligations set forth in this paragraph (c) and for any periods of time required for litigation to enforce its provisions. The Employee further agrees to provide any such employer(s) with a copy of this Agreement. "Territory" means at any date, the geographic area in which the Employer then offers or plans to offer its

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      goods or services or from which it acquires or plans to acquire goods or services. The Employee hereby acknowledges that the Territory is world-wide.

            (ii) In the event that the Employee (1) is terminated pursuant to
      Section 6(a) hereof in the event of a Disability, (2) is terminated pursuant to Section 6(c) hereof, or (3) terminates this Agreement pursuant to Section 6(d) hereof, the Employee shall not be bound by the non-competition obligations set forth in clause (c)(i) above unless (x) the Employer delivers written notice within thirty (30) days after the effective date of the termination of employment to the effect that the Employer is electing to keep the Employee bound by such non-competition obligations and (y) the Employer agrees to pay to the Employee $300,000 per year in exchange for such non-competition obligations, offset by any other amounts paid to the Employee as severance during such year pursuant to Section 6(g) hereof. Such additional payment shall be paid in quarterly installments in advance. In the event the Employer elects, in its sole discretion, to cause the Employee to be bound by the non-competition obligations under this clause (ii) such election shall be for a period of not less than one (1) year and the Employer, in its discretion, shall have the one-time right to renew such election for a period of an additional one (1) year provided that the Employer gives the Employee not less than ninety (90) days written notice prior to the end of the first year for which the Employer imposed the non-competition obligation under this clause (ii). The Employee's rights to payment pursuant to this clause (ii) in exchange for his non-competition obligations shall be without regard to any employment or compensation obtained by the Employee (other than compensation paid by the Employer) after termination of the Employee's employment under this Agreement.

            (iii) Notwithstanding anything contained in clause (c)(i)(3) of this
      Section 9, the Employee shall have the right to own, as a passive-investment only, up to three percent (3%) of the securities of any publicly-traded company.

      (d) Disparagement. The Employee and the Employer each agrees that during the course of employment and after the termination of employment with the Employer, the Employee will not disparage the Employer, its products, services, agents or employees, and the Employer will not disparage the Employee.

      (e) Reasonableness. The Employee understands and agrees that because of the nature of the Employer's products, services, and customers, because of the Employee's key position with the Employer, and because the Employer's business is international in scope, the duration of the Non-competition Period is reasonable and necessary. The Employee understands and agrees that, although his authority may or may not from time to time extend to the entire Territory, the information the Employee may learn in the course of employment and the goodwill to which the Employee may be exposed belong exclusively to the Employer and have implications and applications that are international in scope. Accordingly, the Employee agrees that the scope of the geographical restriction on competition with the Employer in the Territory is reasonable and necessary. The Employee represents that he has, and brings to his employment with the Employer, marketable skills which will enable the Employee to secure employment and earn a living for the duration of this Agreement without competing with the Employer directly or indirectly. Accordingly, the Employee agrees that any harm to the Employee caused by the enforcement of this Agreement will be outweighed by the harm to the Employer should this Agreement not be

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enforced. If at any time any of the provisions of this Section 9 shall be deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Employer and the Employee agree that the provisions of this Section 9, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

      ss.10. INDEMNIFICATION

            To the fullest extent permitted or required by the laws of the state of incorporation or formation of the Employer, as may apply from time to time, the Employer shall indemnify and hold harmless (including advance payment of expenses) the Employee, in accordance with the terms of such laws, if the Employee is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Employee is or was an officer or director of the Employer or any subsidiary or affiliate of the Employer, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, which indemnification shall include the protection of the applicable indemnification provisions of the Amended and Restated Operating Agreement of the Employer from time to time in effect; provided that the Employer shall have no obligation to provide indemnification under this Section 10 for any such expenses, judgments, fines and amounts incurred by the Employee and arising out of the Employee's gross negligence or willful misconduct. This Section 10 shall survive the termination of this Agreement for any reason whatsoever.

      ss.11. GENERAL.

      (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by overnight courier, written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 11(a):

      If to the Employer, to:

            PaperExchange.com, LLC
            545 Boylston Street, 8th Floor
            Boston, Massachusetts  02108
            Attention: Chairman

      With a copy sent contemporaneously to:

            Jonathan K. Bernstein, Esq.
            Bingham Dana LLP
            150 Federal Street

            Boston, Massachusetts 02110

      If to the Employee, to:

            Kent A. Dolby
            632 Olympia Hills Circle
            Berwyn, Pennsylvania  19312

      With a copy sent contemporaneously to:

            Michael A. Schlesinger, Esq.
            Tucker Flyer
            1615 L Street, N.W.
            Suite 400
            Washington, D.C.  20036

Any such notice shall be effective (i) if delivered personally or by telecopier, when received, (ii) if sent by overnight courier, when receipted for and (iii) if mailed, 3 days after being mailed as described above.

      (b) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

      (c) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

      (d) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

      (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (f) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto. The Employer may assign this Agreement to any successor to all or substantially all of the Employer's business.

      (g) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

      (h) Waiver of Jury Trial;Consent to Jurisdiction, Counsel. EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION

OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT, CONTRACT OR OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto agrees that the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have exclusive jurisdiction to hear and determine any claims or disputes between or among the Employee and any person or entity (including, without limitation, the Employer) pertaining directly or indirectly to this Agreement or to any matter arising hereunder. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers, may be made by registered or certified mail addressed to such party at the address set forth herein. The Employee acknowledges that he has carefully read this Agreement and that he has had an opportunity to consult with an attorney of his own selection before signing it and he understands the effects of this Agreement and is signing it voluntarily

      (i) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

      (j) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

                            [Execution page follows.]

      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                    PAPEREXCHANGE.COM, LLC


                                    By: /s/ Robert K. Kraft
                                        ------------------------
                                        Name:   Robert K. Kraft
                                        Title:  Chairman


                                    /s/ Kent A. Dolby
                                    -----------------------------
                                    Kent A. Dolby

                                    Exhibit A

                           Interest Purchase Agreement

                                    Exhibit B

                             Equity Option Agreement